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                          BROKER-DEALER AGREEMENT

                                   among

                            THE BANK OF NEW YORK
                              as Auction Agent

                    ------------------------------------
                              as Broker-Dealer


                         Dated as of June [ ], 2002


                                Relating to

            SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK OF
                       THE GABELLI EQUITY TRUST INC.



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         BROKER-DEALER AGREEMENT dated as of June [ ], 2002 (this
"Agreement"), among (i) The Bank of New York, a New York banking corporation, as auction agent (the "Auction Agent") (not in its individual capacity but solely as agent) pursuant to authority granted to it in the Auction Agency Agreement, dated as of June [ ], 2002, (the "Auction Agency Agreement") between the The Gabelli Equity Trust Inc., (the "Corporation") and the Auction Agent and (ii) each broker-dealer whose name appears on the signature page hereof, as broker-dealer (together with its successors and assigns as such hereinafter referred to as "BD").

         The Corporation intends to issue shares of Series C Auction Rate Cumulative Preferred Stock, par value $0.001 per share, liquidation preference $25,000 per share (the "Preferred Shares") pursuant to the Corporation's Articles Supplementary, as defined below. The shares of Preferred Shares shall be issued in book-entry form through the facilities of the Securities Depository. References to "Preferred Shares" in this Agreement shall refer only to the beneficial interests in the Preferred Shares unless the context otherwise requires.

         The Auction Procedures require the participation of a Broker-Dealer.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Auction Agent and BD agree as follows:

         1. Definitions and Rules of Construction

         1.1 Terms Defined by Articles Supplementary. Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

         1.2 Terms Defined Herein. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depositary that will act on behalf of a Bidder.

                  (b) "Agreement" with respect to the Corporation shall mean this Agreement as may be amended in writing with written consent of the Corporation.

                  (c) "Articles Supplementary" shall mean the Articles Supplementary Creating and Fixing the Rights of the Series C Auction Rate Cumulative Preferred Stock, as the same may be amended, supplemented or modified from time to time.

                  (d) "Auction" shall have the meaning specified in Section
2.1 hereof.

                  (e) "Auction Procedures" shall mean the auction procedures constituting Article II of the form of Articles Supplementary as of the filing thereof.

                  (f) "Authorized Officer" of the Auction Agent shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Corporation.

                  (g) "Corporate Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Corporation and every other officer or employee of the Corporation designated as a "Corporate Officer" for purposes hereof in a notice to the Auction Agent.

                  (h) "Late Charge" has the meaning given in Section
2.7(a).

                  (i) "Preferred Shares" shall mean the preferred shares, par value $.001 per share, of the Corporation designated as its "Series C Auction Rate Cumulative Preferred Stock" and bearing such further designation as to series as the Board of Directors, as the case may be, of the Corporation or any committee thereof shall specify.

                  (j) "Settlement Procedures" shall mean the Settlement Procedures attached to the Auction Agency Agreement as Exhibit B.

         1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

                  (e) Section 1 and 2 hereof shall be read in conjunction with the Articles Supplementary and in the event of any conflict with the Articles Supplementary, the Articles Supplementary shall take precedence.

         1.4 Warranties of BD. BD hereby represents and warrants that this Broker-Dealer Agreement has been duly authorized, executed and delivered by BD and that, assuming the due authorization, execution and delivery hereof by the Auction Agent, this Broker-Dealer Agreement constitutes a valid and binding agreement of BD, enforceable against it in accordance with its terms. BD's representations and warranties in this Section 1.4 shall survive the termination of this Agreement.

         2. The Auctions

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

                  (a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for the Preferred Shares for the next Dividend Period. Each periodic implementation of such procedures is hereinafter referred to as an "Auction."

                  (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

                  (c) BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Section 13 of
Part I of the Articles Supplementary may execute a Broker-Dealer Agreement and participate as Broker-Dealers in Auctions.

                  (d) BD acknowledges and agrees that each provision of the Auction Procedures that requires BD to perform an obligation or procedure is hereby incorporated herein by reference and that this Agreement shall constitute the Corporation's instruction, and BD hereby agrees, to perform such obligations and procedures without further request by or instructions from the Corporation.

                  (e) BD may participate in Auctions for its own account if it is not an affiliate of the Corporation, unless the Corporation notifies all Broker-Dealers that they may no longer do so, in which case BD may continue to submit Hold or Sell Orders for its own account. If BD is an affiliate of the Corporation, it may participate in Auctions, but not for its own account.

         2.2      Preparation for Each Auction.

                  (a) Not later than 9:30 a.m. on each Auction Date for the Preferred Shares, the Auction Agent shall advise BD by telephone or other electronic means of the Maximum Rate, Reference Rate and Treasury Index Rate.

                  (b) BD shall cause the Maximum Rate to be communicated as promptly as practicable to its customers who hold or may be interested in acquiring Preferred Shares.

                  (c) As promptly as practicable after determining each Auction Date, but not later than 9:15 a.m. on the Business Day preceding such Auction Date, the Auction Agent shall notify BD, by such means as the Auction Agent deems practicable, of the scheduled date of such Auction Date. If the Auction Date for any Auction shall be changed after the Auction Agent has given such notice or the notice referred to in clause
(vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of (x) 9:15 a.m. on the Business Day preceding the new Auction Date, and (y) 9:15 a.m. on the original Auction Date. Thereafter, BD shall promptly notify customers of BD that are Existing Holders of such change in the Auction Date.

                  (d) If required by applicable law, or requested by the Auction Agent, BD shall provide a list of Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction to the Auction Agent promptly after any date so requested by the Auction Agent. The Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any Person other than the other parties hereto, provided that the Auction Agent reserves the right to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory, judicial or quasi-judicial agency, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity satisfactory to it.

                  (e) BD agrees to maintain a list of customers relating to the Preferred Shares and to use its best efforts, subject to existing laws and regulations, to contact the customers on such list whom BD believes may be interested in participating in the Auction on each Auction Date, as a Potential Holder, for the purposes set forth in the Auction Procedures. Nothing herein shall require BD to submit an Order for any customer in any Auction.

                  (f) The Auction Agent's registry of Existing Holders of Preferred Shares shall be conclusive and binding on BD. BD may inquire of the Auction Agent between 3:00 P.M. on the Business Day preceding an Auction for Preferred Shares and 9:30 A.M. on the Auction Date for such Auction to ascertain the number of Preferred Shares in respect of which the Auction Agent has determined BD to be an Existing Holder. If BD believes it is the Existing Holder of fewer Preferred Shares than specified by the Auction Agent in response to BD's inquiry, BD may so inform the Auction Agent of that belief. BD shall not, in its capacity as Existing Holder of Preferred Shares, submit Orders in such Auction in respect of Preferred Shares covering in the aggregate more than the number of Preferred Shares specified by the Auction Agent in response to BD's inquiry.

         2.3      Auction Schedule; Method of Submission of Orders.

                  (a) The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Corporation, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to BD which shall have the right to review such change. Such notice shall be received prior to the close of business on the Business Day immediately preceding the first Auction Date on which any such change shall be effective.


Time                                Event
----                                -----

By 9:30 a.m.                        Auction Agent advises the Corporation
                                    and the Broker-Dealer of the applicable
                                    Maximum Rate, the Reference Rate and
                                    Treasury Index Rate as set forth in
                                    Section 2.2(a) hereof.

9:30 a.m. - 1:00 p.m.               Auction Agent assembles information
                                    communicated to it by Broker-Dealer as
                                    provided in Section 2(a) of the Auction
                                    Procedures. Submission Deadline is 1:00
                                    p.m.

Not earlier than                    Auction Agent makes determinations pursuant
1:00 p.m.                           to 4(a) of the Auction Procedures.

By approximately                    Auction Agent advises the Corporation of
3:30 p.m.                           results of Auction as provided in Section
                                    4(b) of the Auction Procedures.
                                    Submitted Bids and Submitted Sell
                                    Orders are accepted and rejected in
                                    whole or in part and Preferred Shares
                                    are allocated as provided in Section 5
                                    of the Auction Procedures. Auction
                                    Agent gives notice of Auction results
                                    as set forth in paragraph (a) of the
                                    Settlement Procedures.

                  (b) BD may designate one or more individuals in its organization who will coordinate its procedures in connection with Auctions and purchases and sales of Preferred Shares.

                  (c) BD agrees to handle its customers' order in accordance with its duties under applicable securities laws and rules.

                  (d) To the extent that pursuant to Section 5 of the Auction Procedures of the Corporation, BD continues to hold, sell or purchase a number of shares that is fewer than the number of shares in an Order submitted by BD to the Auction Agent in which BD designated itself as an Existing Holder or Potential Holder in respect of customer Orders, BD shall make appropriate pro rata allocations among its customers for which it submitted Orders of similar tenor. If as a result of such allocations, any Existing Holder would be entitled or required to sell, or any Existing Holder would be entitled or required to purchase, a fraction of a Preferred Share on any Auction Date, BD shall, in such manner as it shall determine in its sole discretion, round up or down the number of Preferred Shares to be purchased or sold on such Auction Date by any Existing Holder or Potential Holder on whose behalf BD submitted an Order so that the number of shares so purchased or sold by each such Existing Holder or Potential Holder on such Auction Date shall be whole shares.

                  (e) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit A prior to 1:00 p.m. on each Auction Date. BD shall submit separate Orders to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of Potential Holders or Existing Holders on whose behalf BD is submitting Orders. Any Order submitted by BD to the Auction Agent prior to the Submission Deadline on any Auction Date shall be irrevocable.

                  (f) BD shall deliver to the Auction Agent a written notice, substantially in the form attached hereto as Exhibit B, of transfers of Preferred Shares made through BD by an Existing Holder to another Person other than pursuant to an Auction and a written notice, substantially in the form attached hereto as Exhibit C, of the failure of any Preferred Shares to be transferred to or by any Person that purchased or sold Preferred Shares through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day next preceding the applicable Auction Date.

         2.4      Notices.

                  (a) On each Auction Date, the Auction Agent shall notify BD by telephone or facsimile (or other electronic means acceptable to both parties) of the results of the Auction as set forth in paragraph (a) of the Settlement Procedures. By approximately 11:30 A.M. on the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

                  (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph
(b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

         2.5  Designation of Special Dividend Period.

                  (a) If the Corporation delivers to its Auction Agent a notice of the Auction Date for the Preferred Shares of the Corporation for a Dividend Period thereof that next succeeds a Special Dividend Period in the form of Exhibit C to the Auction Agency Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Corporation.

                  (b) If the Board of Directors of the Corporation proposes to designate any Dividend Period as a Special Dividend Period and the Corporation delivers to its Auction Agent a notice of such proposed Special Dividend Period in the form of Exhibit D to the Auction Agency Agreement, such Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Corporation.

                  (c) If the Board of Directors of the Corporation determines to designate such Dividend Period as a Special Dividend Period, and the Corporation delivers to its Auction Agent a notice of such Special Dividend Period in the form of Exhibit E to the Auction Agency Agreement not later than 3:00 P.M. on the second Business Day next preceding the first day of such Dividend Period, such Auction Agent shall deliver such notice to BD promptly after being notified by the Corporation on such second Business Day.

                  (d) If the Corporation shall deliver to its Auction Agent a notice not later than 3:00 P.M. on the second Business Day immediately preceding the first day of any Dividend Period stating that the Corporation has determined not to exercise its option to designate such Dividend Period as a Special Dividend Period, in the form of Exhibit F to the Auction Agency Agreement, or shall fail to timely deliver either such notice or a notice in the form of Exhibit E to the Auction Agency Agreement, such Auction Agent shall deliver a notice in the form of Exhibit F to the Auction Agency Agreement to BD promptly after being notified by the Corporation on such second Business Day.

         2.6  Allocation of Taxable Income.

         If the Corporation delivers to its Auction Agent a notice in the form of Exhibit I to the Auction Agency Agreement designating all or a portion of any dividend on Preferred Shares of the Corporation to consist of net capital gains or other income taxable for Federal income tax purposes, and BD is a Broker-Dealer for Preferred Shares, such Auction Agent shall deliver such notice to BD on the Business Day following its receipt of such notice from the Corporation. On or prior to the Auction Date referred to in such notice, BD will contact each of its customers that is a Existing Holder of Preferred Shares or a Potential Holder of Preferred Shares interested in submitting an Order in the Auction to be held on such Auction Date, and BD will notify such Existing Holders and Potential Holders of the contents of such notice. BD will be deemed to have notified such Existing Holders and Potential Holders if, for each of them, (i) BD makes a reasonable effort to contact such Existing Holder or Potential Holder by telephone, and (ii) upon failing to contact such Existing Holder or Potential Holder by telephone BD mails written notification to such Existing Holder or Potential Holder at the mailing address indicated in the account records of BD.

          The Auction Agent for the Preferred Shares shall be required to notify BD within two Business Days after each Auction of the Auction Agent's receipt of notice from the Corporation that such Auction involves an allocation of income taxable for Federal income tax purposes as to the dollar amount per share of such taxable income and income exempt from Federal income taxation included in the related dividend.

         2.7  Default.

                  (a) If: (i) any Default shall have occurred with respect to Preferred Shares of the Corporation during any Dividend Period thereof, but, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Default occurred, such Default shall have been cured in accordance with Section 2.8 of the Auction Agency Agreement and the Corporation shall have paid to the Auction Agent the late charge (the "Late Charge") as described in Section 2.8 of the Auction Agency Agreement, then such Auction Agent shall deliver a notice in the form of Exhibit G to the Auction Agency Agreement by first-class mail, postage prepaid, to BD not later than one Business Day after its receipt of the payment from the Corporation curing such Default and such Late Charge.

                  (b) If any Default shall have occurred with respect to Preferred Shares of the Corporation during any Dividend Period thereof, and, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Default occurred, such Default shall not have been cured as described in Section 2.8 of the Auction Agency Agreement or the Corporation shall not have paid to the Auction Agent the applicable Late Charge described in Section 2.8 of the Auction Agency Agreement; then such Auction Agent shall deliver a notice in the form of Exhibit H to the Auction Agency Agreement to the Broker-Dealers not later than one Business Day after the receipt of the payment from the Corporation curing such Default and Late Charge.

         2.8    Service Charge to Be Paid to BD.

                  (a) No later than 12:00 noon on each Dividend Payment Date, the Auction Agent after each Auction will pay a service charge from funds provided by the Corporation to each Broker-Dealer on the basis of the purchase price of Preferred Shares placed by such Broker-Dealer at such Auction. The service charge shall be (i) in the case of any Dividend Period of less than 365 days, the product of (A) a fraction, the numerator of which is the number of days in such Dividend Period and the denominator of which is 365, times (B) 1/4 of 1%, times (C) $25,000 times (D) the aggregate number of Preferred Shares placed by such Broker-Dealer at such Auction and (ii) in the case of any Dividend Period of 365 days or more, the amount determined by mutual consent of the Corporation and any such Broker-Dealers and shall be based upon a selling concession that would be applicable to an underwriting of fixed or variable rate Preferred Shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the Dividend Period with respect to such Auction. For the purpose of this Section 2.8(a), Preferred Shares will be considered "placed" by a Broker-Dealer if such shares were (I) the subject of Hold orders deemed to have been submitted to the Auction Agent by the Broker-Dealer and were acquired by such Broker-Dealer for its customers who are Beneficial Owners or (II) the subject of an order submitted by such Broker-Dealer that is (A) a Submitted Bid of an Existing Holder that resulted in such Existing Holder continuing to hold such shares as a result of the Auction, (B) a Submitted Bid of a Potential Holder that resulted in such Potential Holder purchasing such shares as a result of the Auction or (C) a valid Hold Order.

                  (b) If the Corporation determines to change the rate at which the Broker-Dealer Fee accrues, the Corporation shall mail to the Auction Agent a notice thereof within two Business Days of such change. Any change in the Broker-Dealer fee rate shall be effective on the Auction Date next succeeding the Auction Agent's receipt of notice of such change.

         2.9   Settlement.

                  (a) If any Existing Holder selling Preferred Shares in an Auction fails to deliver such Preferred Shares (by authorized book-entry), the BD of any Person that was to have purchased Preferred Shares in such Auction may deliver to such Person a number of Preferred Shares that is less than the number of Preferred Shares that otherwise were to be purchased by such Person. In such event, the number of Preferred Shares to be so delivered shall be determined by BD. Delivery of such lesser number of Preferred Shares shall constitute good delivery. Upon the occurrence of any such failure to deliver Preferred Shares, BD shall deliver to the Auction Agent the notice required by Section 2.3(f) hereof. Notwithstanding the foregoing provisions of this Section 2.9(a), any delivery or non delivery of Preferred Shares which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 2.3(f) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.9(a).

                  (b) Neither the Auction Agent nor the Corporation shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder or an Agent Member or any of them to deliver Preferred Shares or to pay for Preferred Shares sold or purchased pursuant to the Auction Procedures or otherwise.

                  (c) Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event BD is an Existing Holder with respect to Preferred Shares and the Auction Procedures provide that BD shall be deemed to have submitted a Sell Order in an Auction with respect to such shares if BD fails to submit an Order in that Auction with respect to such shares, BD shall have no liability to any Person for failing to sell such shares pursuant to such a deemed Sell Order if (i) such shares were transferred by the beneficial owner thereof without notification of such transfer in compliance with the Auction Procedures or
(ii) BD has indicated to the Auction Agent pursuant to Section 2.2(f) of this Agreement that, according to BD's records, BD is not the Existing Holder of such shares.

                  (d) Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event an Existing Holder of Preferred Shares with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for such shares that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such shares that was accepted in whole or in part, fails to instruct its Agent Member to deliver such shares against payment therefore, partial deliveries of Preferred Shares that have been made in respect of Potential Holders' Submitted Bids for Preferred Shares that have been accepted in whole or in part shall constitute good delivery to such Potential Holders.

         3.  The Auction Agent

             3.1   Duties and Responsibilities.

                  (a) The Auction Agent is acting solely as agent for the Corporation hereunder and owes no duties, fiduciary or otherwise, to any Person other than by reason of the Auction Agency Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Auction Agency Agreement, and no implied covenants or obligations shall be read into this Agreement, the Auction Agency Agreement, Auction Procedures or the Settlement Procedures against the Auction Agent.

                  (c) In the absence of gross negligence or willful misconduct on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Agreement. The Auction Agent shall not be liable for any error of judgment resulting from the use or reliance on a source of information used in good faith unless the Auction Agent shall have been grossly negligent in the determination, calculation or declaration thereunder. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts.

                  (d) The Auction Agent shall not be: (i) required to, and does not, make any representations or have any responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with indemnity satisfactory to the Auction Agent; and (iii) responsible for or liable in any respect on account of the identity, Corporation or rights of any Person (other than itself and its agents and attorneys) executing or delivering or purporting to execute or deliver any document under this Agreement or any Broker-Dealer Agreement.

                  (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

         3.2  Rights of the Auction Agent.

                  (a) The Auction Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized by this Agreement and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any communication authorized by this Agreement (including, but not limited to, any made by telephone, telecopier or other means of electronic communication acceptable to the parties hereto) which the Auction Agent believes in good faith to have been given by the Corporation or by BD. The Auction Agent may record telephone communications with BD.

                  (b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care.

                  (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

         3.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to, and shall have no liability with respect to, the correctness of the recitals in, or the validity, adequacy or accuracy of, this Agreement, the Auction Agency Agreement, the Auction Procedures, the offering material used in connection with the offer and sale of the Preferred Shares or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof.

         4.   Duties and Responsibilities of BD

                  (a) BD undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement, the Auction Agency Agreement or Settlement Procedures against BD.

                  (b) In the absence of gross negligence or willful misconduct on its part, BD shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. BD shall not be liable for any error resulting from the use or reliance on a source of information used in good faith and without gross negligence to make any determination, calculation or declaration hereunder. BD shall not be liable for any error of judgment made in good faith unless BD shall have been grossly negligent in ascertaining or failing to ascertain the pertinent facts.

                  (c) BD shall not be: (i) required to, and does not, make any representations or have any responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with indemnity satisfactory to BD; and (iii) responsible for or liable in any respect on account of the identity, trust or rights of any Person (other than itself and its agents and attorneys) executing or delivering or purporting to execute or deliver any document under this Agreement or any Broker-Dealer Agreement.

                  (d) BD shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, Internet or communications services; acts of civil or military authority; or governmental actions; it being understood that BD shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.


         5.   Miscellaneous

         5.1 Termination. (a) Any party may terminate this Agreement at any time upon five (5) days written notice to the other parties, which notice may be given by facsimile as provided in Section 5.3 hereof. This Agreement shall automatically terminate upon the redemption of all outstanding Preferred Shares or upon termination of the Auction Agency Agreement.

                  (b) BD represents that it (or if BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the Preferred Shares available in same-day funds on each Dividend Payment Date to customers that use BD or affiliate as Agent Member.

         5.2 Agent Member. BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities Depository (or an affiliate of such a member or participant).

         5.3 Communications. Except for (i) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (for the purposes of this Agreement, telecopy or other means of electronic communication acceptable to the parties shall be deemed to be in writing) and shall be given to such party, addressed to it, at its address, telecopy number set forth below and, where appropriate reference the particular Auction to which such notice relates:

If to BD,                 ___________________________
addressed:                ___________________________
                          ___________________________
                          Attention: ________________
                          Telephone No.: ____________
                          Facsimile No.: _____________

If to the Auction         The Bank of New York
Agent, addressed:         5 Penn Plaza
                          13th Floor
                          New York, New York 10001
                          Attention: Dealing and Trading Group - Auction Desk
                          Telephone No.: (212) 328-7676
                          Telecopier No.: (212) 328-8237

If to the Corporation,    The Gabelli Equity Trust Inc.
addressed:                One Corporate Center
                          Rye, New York 10580-1422
                          Attention: Bruce N. Alpert
                          Telecopier No.: 914-921-5100
                          Telephone No.: 212-921-5158

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer, on behalf of the Auction Agent by an Authorized Officer and on behalf of the Corporation by a Corporate Officer. Telephone communications may be recorded.

         5.4 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

         5.5 Benefits. Nothing in this Agreement, express or implied, shall give to any person, other than the Auction Agent, the Corporation and BD and their respective successors and permitted assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

         5.6 Amendment; Waiver.


                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of each of the parties hereto.

                  (b) Failure of any party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by any other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         5.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the parties hereto. This Agreement may not be assigned by any party hereto absent the prior written consent of the other parties.

         5.8 Severability. If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

         5.9 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         5.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK). THE PARTIES AGREE THAT ALL ACTIONS AND PROCEEDINGS ARISING OUT OF THIS BROKER-DEALER AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK. EACH PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK AND STATE OF NEW YORK WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. EACH OF THE PARTIES HERETO ALSO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                      THE BANK OF NEW YORK
                                          as Auction Agent

                                      By:
                                         -------------------------------------
                                      Name:  Joseph Panepinto
                                      Title: Vice President



                                      [                      ]
                                           as Broker-Dealer

                                      By:
                                         -------------------------------------
                                            Name:
                                            Title:




                                                                    Exhibit A
                                                             To BROKER-DEALER
                                                                    AGREEMENT

                              AUCTION BID FORM

                 (Submit only one Order on this Order Form)
                       THE GABELLI EQUITY TRUST INC.
   Series C Auction Rate Cumulative Preferred Stock ("Preferred Shares")


To:    The Bank of New York                         Date of Auction ___________
       5 Penn Plaza
       13th Floor
       New York, New York 10001
       Attention: Dealing and Trading Group - Auction Desk
       Telephone No.: (212) 328-7676
       Telecopier No.: (212) 328-8237

The undersigned Broker-Dealer submits the following Order on behalf of the Bidder listed below:

                  Name of Bidder: __________________________________

                  Bidder placed the Order listed below covering the number of shares indicated (complete only one blank):

                  _________________ number of Preferred Shares now held by

                  Bidder (an Existing Holder), and the Order is a (check one):

                  |_|      Hold Order; or

                  |_|      Bid at a rate of ____%; or

                  |_|      Sell Order;

-- or -

                  _________________ number of Preferred Shares not now held by Bidder (a Potential Holder), and the Order is a Bid at a rate of ______%

Notes:

(1)      If submitting more than one Bid for one Bidder, use additional Order
         Forms.

(2) If one or more Bids covering in the aggregate more than the outstanding number of Preferred Shares held by any Existing Holder are submitted, such Bids shall be considered valid in the order of priority set forth in the Auction Procedures.

(3) A Hold or Sell Order may be placed only by an Existing Holder covering a number of Preferred Shares not greater than the number of Preferred Shares currently held by such Existing Holder.

(4) Potential Holders may make Bids only, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate specified.

(5) Bids may contain no more than three figures to the right of the decimal point (.001 of 1%).

(6) An Order must be submitted in whole Preferred Shares with an aggregate liquidation preference of $25,000.

                                   Name of Broker-Dealer: ____________________
                                   By: _______________________________________



                                                                Exhibit B
                                                         To BROKER-DEALER
                                                                AGREEMENT

               (To be used only for transfers made other than
                          pursuant to an Auction)

                               TRANSFER FORM

                       THE GABELLI EQUITY TRUST INC.
   Series C Auction Rate Cumulative Preferred Stock ("Preferred Shares")

We are (check one):

                  |_|      the Existing Holder named below; or

                  |_|      the Broker-Dealer for such Existing Holder; or

                  |_|      the Agent Member for such Existing Holder.

                  We hereby notify you that such Existing Holder will transfer ___ Preferred Shares to ____________________.


                                        GABELLI EQUITY TRUST INC.
______________________________________  _______________________________________
______________________________________  _______________________________________
                                        By: _______________________________
                                            Name:
                                            Title:

______________________________________  _______________________________________
______________________________________  _______________________________________
                                       (Name of Existing Holder)

______________________________________  _______________________________________
______________________________________  _______________________________________
                                       (Name of Broker-Dealer)

______________________________________  _______________________________________
______________________________________  _______________________________________
                                       (Name of Agent Member)

______________________________________  _______________________________________
______________________________________  _______________________________________

                                        By: _______________________________
                                               Name:
                                               Title:



                                                                   Exhibit C
                                                            To BROKER-DEALER
                                                                   AGREEMENT

                  (To be used only for failures to deliver
               Preferred Shares sold pursuant to an Auction)

                       NOTICE OF A FAILURE TO DELIVER

                       THE GABELLI EQUITY TRUST INC.
   Series C Auction Rate Cumulative Preferred Stock ("Preferred Shares")


Complete either I. or II.

I. We are a Broker-Dealer for ______________ (the "Purchaser"), which purchased ____ Preferred Shares in the Auction held on ______________ from the seller of such Preferred Shares.

II. We are a Broker-Dealer for _____________ (the "Seller"), which sold ____ Preferred Shares in the Auction held on ____________________ to the purchaser of such Preferred Shares.

We hereby notify you that (check one):

__________        the Seller failed to deliver such Preferred Shares to the
                  Purchaser; or

__________        the Purchaser failed to make payment to the Seller upon
                  delivery of such Preferred Shares.


                                        Name:  ________________________________
                                                (Name of Broker-Dealer)



______________________________________  _______________________________________
______________________________________  _______________________________________
                                        By:  __________________________________
                                             Printed Name:
                                             Title:




         Capitalized terms used in this letter, unless otherwise defined herein, shall have the meanings set forth in the Articles Supplementary Creating and Fixing the Rights of the Series C Auction Rate Cumulative Preferred Stock, as the same may be amended, supplemented or modified from time to time.

                                        (Name of Purchaser)


                                        By: __________________________________
                                            Name:
                                            Title:

                                        Address: _____________________________

                                        ______________________________________

                                        ______________________________________



Dated: